Exhibit 5.1

October 17, 2012

NutriSystem, Inc.

Fort Washington Executive Center

600 Office Center Drive

Fort Washington, Pennsylvania 19034

Re:	Registration Statement on Form S-8 relating to the Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan

Dear Sir/Madam:

Reference is made to a Registration Statement on Form S-8 of NutriSystem, Inc. (the “Company”), which is being filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”).

The Registration Statement covers an aggregate of 5,400,000 shares of common stock, $0.001 par value per share, of the Company (the “Shares”), issuable by the Company pursuant to the Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan (the “Plan”).

We have examined the Registration Statement, including the exhibits thereto, the Company’s Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, the Plan, certain resolutions of the Board of Directors of the Company, and such other documents as we have deemed appropriate. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the General Corporation Law of the State of Delaware, as amended, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and the federal securities laws each as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ Pepper Hamilton LLP

PEPPER HAMILTON LLP